Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333- 199651 on Form S-3 of our reports dated March 13, 2014, relating to the consolidated financial statements of Sun Bancorp, Inc. and subsidiaries and the effectiveness of Sun Bancorp, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sun Bancorp, Inc. and subsidiaries for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 25, 2014

II-8